POWER OF ATTORNEY

Each undersigned Trustee of Professionally Managed Portfolios (the “Trust”) hereby appoints Elaine E. Richards and Aaron J. Perkovich, each an officer of the Trust, each individually with power of substitution or resubstitution, his/her true and lawful attorneys in fact and agents (each, an “Attorney-in-Fact”) with the power and authority to do any and all acts and things and to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable in furtherance of the business and affairs of the Trust and relating to compliance by the Trust with the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (hereafter “Acts”), and any rules, regulations or requirements of the Securities and Exchange Commission (hereafter “SEC”) in respect thereof, filing by the Trust of a Registration Statement on Form N-14 relating to the reorganization of Century Small Cap Select Fund, a series of Century Capital Management Trust, a Massachusetts business trust into the Congress Small Cap Growth Fund, a corresponding series of the Trust, pursuant to the Acts and any amendments thereto, including applications for exemptive order rulings (together “SEC filings”), signing in the name and on behalf of the undersigned as a Trustee of the Trust any and all such SEC filings, and the undersigned does hereby ratify and confirm all that said Attorneys-in-Fact shall do or cause to be done by virtue thereof.

Each undersigned Trustee hereby executes this Power of Attorney as of the 25th day of May 2017.

/s/Dorothy A. Berry	/s/ Wallace L. Cook
Dorothy A. Berry	Wallace L. Cook

/s/ Carl A. Froebel	/s/ Steven J. Paggioli
Carl A. Froebel	Steven J. Paggioli

/s/ Eric W. Falkeis
Eric W. Falkeis